CUTLER LAW GROUP LETTERHEAD


                                November 16, 2001


GTC  Telecom  Corp.
3151  Airway  Ave.,  Suite  P-3
Costa  Mesa,  CA  92626

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for GTC Telecom Corp., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 1,222,545 shares of Company common stock issuable to employees and consultants of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about November 16, 2001 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very  truly  yours,

                                   /s/  Cutler  Law  Group
                                   Cutler  Law  Group